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NATIONAL GRID USA AND SUBSIDIARIES
Statement of Consolidated Income
Twelve Months Ended September 30, 2000
(Unaudited)
          (In Thousands)

Operating revenue     $ 2,912,044
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Operating expenses:
     Fuel for generation     17,137
     Purchased electric energy:
      Contract termination charges and
       nuclear unit shutdown costs     213,365
      Other     1,027,464
     Cost of sales, AllEnergy     306,817
     Other operation     549,815
     Maintenance     80,553
     Depreciation and amortization          213,005
     Taxes, other than income taxes     114,778
     Income taxes     129,402
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          Total operating expenses     2,652,336
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          Operating income     259,708

Other income:
     Allowance for equity funds used during construction     (1)
     Equity in income of generating companies     4,139
     Amortization of goodwill     (52,616)
     Other income (expense), net     5,863
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          Operating and other income     217,093
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Interest:
     Interest on long-term debt     72,251
     Other interest     18,538
     Allowance for borrowed funds used during construction     (1,687)
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          Total interest     89,102
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Income after interest     127,991

Preferred dividends and net gain/loss on reacquisition
  of preferred stock     1,984
Minority interests     5,481
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          Net income      $   120,526
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Net income from continuing operations
 less applicable income taxes of $130,479     $   121,095
Net loss from discontinued operations of AllEnergy
 less applicable income tax benefit of ($1,077)     (569)
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          Net income     $   120,526
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Statement of Consolidated Retained Earnings

Retained earnings at beginning of period     $ 1,010,489
Net income     120,526
Dividends declared on common shares     (73,960)
Purchase accounting fair value adjustment     (1,006,522)
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Retained earnings at end of period     $    50,533
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